UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  March 8, 2010

GENERAL GROWTH PROPERTIES, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

1-11656	42-1283895
(Commission File Number)	(IRS Employer Identification No.)

110 N. Wacker Drive, Chicago, IL	60606
(Address of Principal Executive Offices)	(Zip Code)

(312) 960-5000

(Registrant’s Telephone Number, Including Area Code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions.

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers.

William A. Ackman, on his own behalf and on behalf of Pershing Square Capital Management, L.P. (together with the investment funds it advises, “Pershing Square”) entered into a letter agreement (the “Agreement”) dated March 5, 2010 with General Growth Properties, Inc. (the “Company”), pursuant to which he resigned from the Board of Directors of the Company (the “Company Board”).  In the Agreement, Mr. Ackman stated that his resignation is not due to any disagreement between Mr. Ackman and the Company or its management on any matter relating to the Company’s operations, policies or practices.  Pursuant to the Agreement, Mr. Ackman and the Company agreed to terminate, effective immediately, their letter agreement, dated as of June 5, 2009 and amended on February 24, 2010, other than (i) certain confidentiality restrictions with respect to any confidential information received by Mr. Ackman during the term of his service as a director of the Company and (ii) certain agreements not to bring or join in claims, suits or actions against the Company Board for actions taken during Mr. Ackman’s tenure on the Company Board.  Mr. Ackman’s resignation was contingent acceptance of the terms of the Agreement by the Company. The Agreement was approved by the Company Board and accepted on March 8, 2010.

Item 8.01.  Other Events.

On March 8, 2010, the Company issued a press release announcing that it has received a proposal for a $3.925 billion equity capital commitment from Fairholme Capital Management, LLC and Pershing Square on the terms and subject to the conditions set forth in a proposal letter dated March 8, 2010.  A copy of such press release is being furnished as Exhibit 99.1 of this report and is hereby incorporated by reference.

Item 9.01.  Financial Statements and Exhibits.

99.1

Press Release, dated March 8, 2010 entitled General Growth Properties receives proposal for $3.925 billion in new equity capital from Fairholme Capital Management and Pershing Square Capital Management

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GENERAL GROWTH PROPERTIES, INC.

	By:	/s/ Edmund Hoyt

	Name:	Edmund Hoyt
	Title:	Senior Vice President and Chief Financial Officer

Dated: March 11, 2010

Exhibit Index

Exhibit No.	Exhibit
99.1

Press Release, dated March 8, 2010 entitled General Growth Properties receives proposal for $3.925 billion in new equity capital from Fairholme Capital Management and Pershing Square Capital Management